UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 28, 2009

Brainstorm Cell Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-61610	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 East 59th Street
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 557-9000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Brainstorm Cell Therapeutics Inc. (the “Company”) issued shares of its common stock, par value $0.00005 per share (the “Common Stock”), as follows:

On August 10, 2009, the Company issued 71,428 shares of Common Stock to Prodigy Ltd. (“Prodigy”) in full satisfaction of the $5,000 liability owed to Prodigy by the Company.  The amount payable by the Company to Prodigy was converted into Common Stock at a conversion price of $0.07.

On July 15, 2009, the Company issued 357,142 shares of Common Stock to United Business Media ("UBM")in full satisfaction of invoices totaling $16,841.29 and $8,159.71, respective, which invoices related to the provision of EDGAR services to the Company. The amount payable by the Company to UBM was converted into Common Stock at a conversion price of $0.07.

On July 8, 2009, the Company issued 142,857 shares of Common Stock to each of Segal Holding and Variance Investment for financial services, in full satisfaction of the $20,000 liability owed to them by the Company.

On September 1, 2009, the Company agreed to issue 1,250,000 shares of Common Stock to Emerging Markets Consulting, LLC in exchange for public relations work to be performed for the Company.  If the Company terminates the agreement prior to the six month anniversary of the date of such agreement, then 625,000 shares of Common Stock will be canceled and returned to the Company.

On October 28, 2009, the Company issued a total of 9,916,667 shares of Common Stock as follows, each party which was assigned the right by ACCBT Corp. under the amendment to the agreement between the Company and ACCBT Corp. to purchase such shares:

•	5,000,000 shares to Yosef Sternberg
•	1,416,667 shares to Tayside Trading
•	1,100,000 shares to Sarah Laufer
•	1,000,000 shares to Seastripe Trading Corp.
•	1,000,000 shares to Schanzengraben SA
•	400,000 shares to PR Diamonds Inc.

The issuances of the securities described in this Item 3.02 were effected without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended, as a sale by the Company not involving a public offering.  No underwriters were involved with the issuance of such securities.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brainstorm Cell Therapeutics Inc.

November 3, 2009	By:	/s/ Rami Efrati
Rami Efrati
Chief Executive Officer